Exhibit 99.1

Hytek Reports Fiscal 2004 Fourth Quarter and Year End Results

March 18, 2005

♦ News ♦

FOR IMMEDIATE RELEASE: March 18, 2005

CONTACT:
Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 854-8315
(775) 883-0820

HYTEK REPORTS FISCAL 2004 FOURTH QUARTER AND YEAR END RESULTS

Carson City, NV - March 18, 2005 - Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK.OB) today announced fiscal 2004 fourth quarter and full year financial results.

Net revenues for the fourth quarter ended January 1, 2005 decreased approximately 2% to $2,504,000 from $2,566,000 for the fourth quarter ended January 3, 2004. For the year ended January 1, 2005, Hytek’s net revenues were essentially flat at $10,139,000 compared to $10,181,000 for fiscal year 2003. Although net revenues for the respective periods were relatively unchanged, there was a change in mix with increases in medical business with Medtronic A/S offset by reductions in military business with Chesapeake Sciences Corporation and in standard products.

Hytek’s net loss for the fourth quarter ended January 1, 2005 was $400,000, or a loss of $0.12 per share, compared to a net loss of $580,000, or a loss of $0.18 per share, for the fourth quarter of 2003. For the year ended January 1, 2005, Hytek’s net loss was $549,000, or a loss of $0.17 per share, compared to a net loss of $970,000, or a loss of $0.30 per share, for the prior year ended January 3, 2004. Contributing to the reduced net loss for the year ended January 1, 2005 as compared to fiscal year 2003 was an accumulation of scrap recovery totaling approximately $119,000, which reduced cost of sales during the first quarter ended April 2, 2004. Offsetting this recovery were additional costs of approximately $88,000 in connection with the pending merger and related costs in the fourth quarter of fiscal year 2004.

“Our goal at the beginning of fiscal 2004 was to achieve breakeven results on flat revenues. Although we missed our profit plan for the year, we have narrowed the losses that we have experienced since fiscal year 2001,” noted John Cole, Hytek’s President and CEO.

On January 24, 2005, Hytek received notice from Medtronic that it would place no further purchase orders with Hytek. Medtronic had indicated previously that it intended to develop an internal source of supply for one of our products based upon its own business considerations. Medtronic confirmed to Hytek that its discontinuation of purchases from Hytek was not based upon any dissatisfaction with the quality of the products manufactured by Hytek for Medtronic. John Cole stated, “Due to the fact we have been successful in booking new business from other customers, we believe this event will not have a material adverse effect on results of operations for fiscal 2005.”

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Hytek Reports Fiscal 2004 Fourth Quarter and Year End Results

March 18, 2005

On February 14, 2005, Hytek Microsystems, Inc. announced that Hytek had entered into a merger agreement with Natel Engineering Co., Inc. The pending merger transaction is conditioned on obtaining requisite shareholder approval from the shareholders of Hytek and other customary closing conditions. The companies expect to close the transaction during the second quarter of 2005.

The report of independent auditors on Hytek’s January 3, 2004 financial statements includes an explanatory paragraph indicating there is substantial doubt about Hytek’s ability to continue as a going concern and it is anticipated that the audit report for the year ended January 1, 2005 will also be subject to that qualification.

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. All forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation of the pending merger are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Hytek, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the ability to meet all of the contractual closing conditions to the merger (including a working capital condition and supermajority shareholder approval), overall economic and business conditions, the demand for Hytek’s goods and services, competitive factors in the industries in which Hytek competes and changes in government regulations.

Additional Information and Where to Find It

Hytek Microsystems, Inc. intends to file a definitive proxy statement in connection with the merger transaction involving Hytek Microsystems, Inc., Natel Engineering Company, Inc. and Natel Merger Sub. Security holders are urged to read the definitive proxy statement regarding the proposed merger when it becomes available because it will contain important information about the transaction. The definitive proxy statement will be filed with the Securities and Exchange Commission by Hytek Microsystems, Inc. and security holders may obtain a free copy of the definitive proxy statement (when it is available) and other documents filed by Hytek Microsystems, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free from Hytek Microsystems, Inc.’s Corporate Secretary at 400 Hot Springs Road, Carson City, NV 89706. A preliminary proxy statement may be obtained free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Hytek Microsystems, Inc. and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Hytek Microsystems, Inc. with respect to the transactions

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Hytek Reports Fiscal 2004 Fourth Quarter and Year End Results

March 18, 2005

contemplated by the merger agreement. Information regarding such officers and directors is included in Hytek Microsystems, Inc.’s Proxy Statement for its 2004 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on May 3, 2004. This document is available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Hytek Microsystems, Inc.’s Corporate Secretary at 400 Hot Springs Road, Carson City, NV 89706.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or at http://www.frbinc.com.

[Financial Tables Follow]

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Hytek Reports Fiscal 2004 Fourth Quarter and Year End Results

March 18, 2005

HYTEK MICROSYSTEMS, INC.

CONDENSED FINANCIAL SUMMARY

(Audited)

(In thousands, except per share data)

CONDENSED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Twelve Months Ended
	1/1/05	1/3/04	1/1/05	1/3/04
Net revenues	$2,504	$2,566	$10,139	$10,181
Net income (loss)	$(400)	$(580)	$(549)	$(970)
Basic earnings (loss) per share	$(0.12)	$(0.18)	$(0.17)	$(0.30)
Shares used in the calculation of net loss per share
Basic and diluted	3,256	3,256	3,256	3,256

CONDENSED BALANCE SHEET DATA

	1/1/05	1/3/04
Assets

Current assets	$4,475	$4,617
Net property, plant and equipment	$710	$843
Other assets	$11	$23

Total assets	$5,196	$5,483

Liabilities and equity

Current liabilities	$2,409	$2,151
Long-term debt obligations	0	0
Shareholders’ equity	$2,787	$3,332

Total liabilities and equity	$5,196	$5,483

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